Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-3 of Trilogy Metals Inc. of our report dated February 2, 2017 relating to the consolidated financial statements of Trilogy Metals Inc., which appears in Trilogy Metals Inc.'s Annual Report on Form 10-K for the year ended November 30, 2016.

(Signed) “PricewaterhouseCoopers LLP”

Chartered Professional Accountants
September 15, 2017

PricewaterhouseCoopers LLP

PricewaterhouseCoopers Place, 250 Howe Street, Suite 1400, Vancouver, British Columbia, Canada V6C 3S7

T: +1 604 806 7000, F: +1 604 806 7806, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, which is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity.